Exhibit 4.(b).1
OFFER TO PURCHASE

NAME:  Snapper Inc.

of the city/town of Toronto in the province of Ontario (as Purchaser)

     HEREBY AGREES TO AND WITH Dealcheck.com Inc. (as Vendor) to purchase 2,000,000 common shares of First Empire Entertainment.com Inc. (First Empire) owned by the Vendor for $50,000CDN (fifty thousand Canadian dollars only), which amount is hereby set off against the part settlement of the amount owed to the purchaser by the vendor.

     The Vendor represents and warrants that it is the owner of the assets herein agreed to be purchased, and that the same are free and clear of all liens and encumbrances whatsoever.

      The Purchaser acknowledges that it is aware of the facts that:

  First Empire common shares currently do not have any market and are not trading publicly, and

      This Offer when accepted shall constitute a binding contract of purchase and sale, and time in all respects shall be of the essence of this Agreement.

      The parties hereto agree that there is no representation, warranty collateral agreement or condition affecting this Agreement or stipulated hereby other than as expressed herein in writing.

      This Offer and its acceptance to be read with all changes of gender or number required by the context.

DATED at Toronto this 28th day of February , 2002

SIGNED, SEALED AND	)
DELIVERED in the	)
presence of	)	/s/ Ed Svoboda
	)	For Snapper Inc.
)

The undersigned Vendor hereby accepts the foregoing offer.

DATED at Toronto this 28th day of February, 2002

SIGNED, SEALED AND	)
DELIVERED in the	)
presence of	)	/s/ Terence Robinson
	)	For Dealcheck.com Inc
	)	Terence Robinson
)